EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2005 FIRST QUARTER RESULTS

ARMONK, NY, May 6, 2005 — VISANT CORPORATION (formerly Jostens IH Corp., “Visant”) today announced 2005 first quarter sales of $309.1 million, a decrease of 0.3% versus first quarter 2004 sales of $310.1 million.  In addition, the company reported a 2005 first quarter net loss of $8.1 million, compared to a net loss of $27.6 million for the first quarter of 2004.  The company also reported net income before net interest expense and loss on debt redemption, income taxes, and depreciation and amortization (EBITDA) of $39.8 million for the first quarter of 2005 versus $38.1 million for the same prior year period. The company further reported Adjusted EBITDA (as defined in the accompanying summary of financial data) of $44.7 million for the first quarter of 2005, compared to Adjusted EBITDA of $41.0 million for the first quarter of 2004. Visant has provided a reconciliation of net loss to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data is provided for Jostens, Inc. (“Jostens”) and Visant’s Print Group, which is comprised of the operations of Von Hoffmann Holdings Inc. (“Von Hoffmann”), including Von Hoffmann’s subsidiary, The Lehigh Press, Inc. (“Lehigh”) and AHC I Acquisition Corp. (“Arcade”).

Net sales for Jostens were $139.7 million for the three-month period, a decrease of 2.3%, compared to $143.1 million in the prior year comparative period.  This period over period decrease was primarily attributable to the timing of expected shipments of graduation products from first quarter to second quarter compared to the same prior year period.  Net sales for the Print Group were $169.4 million for the three-month period, an increase of 1.4%, compared to $167.0 million of net sales in first quarter of 2004.  This growth resulted primarily from increased sampling and direct marketing production offset by a reduction in the sale of paper to customers of approximately $6.0 million.

Jostens reported first quarter 2005 Adjusted EBITDA of $11.7 million, a decline of $1.7 million, compared to $13.3 million in the prior year comparative period.  This decline was due primarily to the shift of graduation product sales to the second quarter and significantly higher diploma production costs, offset by reductions in selling and administrative expenses.  Jostens will incur incremental diploma production costs again in the second quarter.  The Print Group reported first quarter 2005 Adjusted EBITDA of $33.0 million, an increase of $5.4 million, compared to $27.6 million for the same prior year period, related to increased volume, favorable product mix and cost savings versus the prior year.

As of April 2, 2005, Visant’s cash position was $18.2 million, and $9.1 million was outstanding under its revolving line of credit.  Total debt less cash of Visant was $1,447.3 million as of April 2, 2005.   Visant made an optional bank term loan pre-payment of $63.6 million on February 22, 2005.

“We are off to a solid start in 2005, driven by strong earnings performance across the Print Group.  Our Print Group’s Adjusted EBITDA margin in the first quarter improved to 19.5% versus 16.5% last year.  The cost synergy plan continues to be on track, and most of the savings initiatives will be in place beginning in the second quarter.” said Marc Reisch, Chairman, President and Chief Executive Officer of Visant.

On October 4, 2004, Kohlberg Kravis Roberts & Co. L.P. and affiliates of DLJ Merchant Banking Partners completed transactions which created a specialty printing, marketing and school-related affinity products and services organization comprised of the operations of Jostens, Von Hoffmann, Lehigh and Arcade.  On February 22, 2005, the company announced that it along with its parent, Jostens Holding Corp., had been renamed Visant Corporation and Visant Holding Corp., respectively.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ products include yearbooks, class rings, graduation products and school photography.

Visant’s Print Group includes the operations of Von Hoffmann, Lehigh Lithographers, Arcade and Lehigh Direct.  Von Hoffmann is a leading manufacturer of four-color case bound and soft-cover educational textbooks, standardized test materials and related components for major educational publishers in the United States. Lehigh Lithographers is a leading manufacturer of textbook covers. Von Hoffmann also provides commercial printing services to non-educational customers, including business-to-business catalogers. Arcade is a leading global marketer and manufacturer of multi-sensory and interactive advertising sampling systems for the fragrance, cosmetics and personal care markets as well as other consumer product markets, including household products and the food and beverage industries. Lehigh Direct provides a range of innovative printing products and services to the direct marketing sector.

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our controlling stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of Arcade’s sampling systems to comply with U.S. postal regulations.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The foregoing information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical condensed consolidated financial statements.  The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and believes it provides investors an understanding of the company’s operating performance over comparative periods, and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	April 2,	April 3,
In thousands	2005	2004
Net sales	$309,120	$310,084
Cost of products sold	189,514	192,322
Gross profit	119,606	117,762
Selling and administrative expenses	103,133	107,195
Special charges	3,836	690
Operating income	12,637	9,877
Interest expense, net	26,233	38,603
Loss on redemption of debt	—	420
Loss before income taxes	(13,596)	(29,146)
Benefit from income taxes	(5,507)	(1,546)
Net loss	$(8,089)	$(27,600)
Adjusted EBITDA (1)	$44,682	$40,966
Adjusted EBITDA Reconciliation:
In thousands
Net loss	$(8,089)	$(27,600)
Interest expense, net	26,233	38,603
Benefit from income taxes	(5,507)	(1,546)
Depreciation and amortization expense	27,145	28,616
EBITDA	39,782	38,073
Special charges (2)	3,836	690
Loss on redemption of debt	—	420
Other (3)	1,064	1,783
Adjusted EBITDA (1)	$44,682	$40,966

(1)

The indentures governing our and our parent’s outstanding notes and our senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing our and our parent’s notes and our senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For example, non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)	Consists of restructuring costs and costs incurred in connection with the October 4, 2004 transactions.

(3)	Consists primarily of management and advisory fees and certain non-recurring litigation costs.

VISANT CORPORATION AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL DATA

	Three months ended
	April 2,	April 3,
In thousands	2005	2004	$ Change	% Change
Net sales
Jostens, Inc.	$139,738	$143,085	$(3,347)	(2.3)%
Print Group	169,382	166,999	2,383	1.4%
Total	$309,120	$310,084	$(964)	(0.3% )
Adjusted EBITDA
Jostens, Inc.	$11,660	$13,332	$(1,672)	(12.5)%
Print Group	33,022	27,634	5,388	19.5%
Total	$44,682	$40,966	$3,716	9.1%